Exhibit 23(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated February 18, 2010 relating to the consolidated financial statements of Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Oncor Holdings as a wholly-owned subsidiary of EFH Corp., which was merged with Texas Energy Future Merger Sub Corp on October 10, 2007) appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

July 16, 2010